AgFeed Industries, Inc. Announces Date of Annual Meeting

NEW YORK, June 25, 2010 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG), one of the largest independent hog production and animal nutrient companies in China, today announced that it has set Wednesday, September 15, 2010 as the date of its 2010 Annual Meeting of Shareholders (the “Annual Meeting”), and that the record date for determining shareholders entitled to vote at the Annual Meeting is July 27, 2010.  The deadline for shareholders to timely submit to AgFeed proposals to be brought before the Annual Meeting pursuant to SEC Rule 14a-8 is July 19, 2010.  The deadline for shareholders to timely submit to AgFeed proposals to be brought before the Annual Meeting (except for proposals pursuant to SEC Rule 14a-8) and to nominate candidates for AgFeed’s Board of Directors is July 16, 2010.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market Listed. AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines — animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

SAFE HARBOR DISCLOSURE NOTICE

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. For a list of factors that could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Cautionary Statement for Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. The information contained in this press release is made as of the date of the press release, even if subsequently made available by the Company on its website or otherwise.

Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.